Exhibit 99.1
PRESS RELEASE

Contacts:	For Centuri investors, contact:	For Centuri media information, contact:
	Nate Tetlow	Jennifer Russo
	(480) 851-8426	(602) 781-6958
	Ntetlow@centuri.com	JRusso@Centuri.com
FOR IMMEDIATE RELEASE
February 25, 2026
CENTURI REPORTS FOURTH QUARTER AND FISCAL YEAR 2025 RESULTS, ACHIEVES RECORD ANNUAL REVENUE OF $3 BILLION

PHOENIX, AZ – February 25, 2026 - Centuri Holdings, Inc. (NYSE: CTRI) ("Centuri" or the "Company") today announced financial and operating results for the fourth quarter and full year, ended December 28, 2025.
Fourth Quarter 2025 Results and Highlights
•Achieved company record quarterly Revenue of $858.6 million, a 20% increase versus the fourth quarter of 2024
•Produced Gross Profit of $80.5 million, a 13.2% increase from the same period last year
•Delivered Base Revenue and Base Gross Profit of $855.1 million and $79.6 million, respectively, representing increases of 28% and 50% versus the fourth quarter of 2024
•Reported Net Income of $30.4 million, Adjusted Net Income of $15.9 million, & Adjusted EBITDA of $77.7 million
•Generated $83.9 million of Cash Flow from Operations and $105.7 million of Free Cash Flow
•Secured bookings of $814 million, a mix of 93% new awards and 7% Master Service Agreement (MSA) renewals
•Acquired Connect Atlantic Utility Services, adding electric services to Canadian operations

Full Year 2025 Results and Highlights
•Achieved company record annual Revenue of $2,983 million, a 13% increase versus 2024
•Produced Gross Profit of $247 million, a 12% increase over 2024
•Delivered Base Revenue and Base Gross Profit of $2,943 million and $234 million, respectively, representing year-over-year increases of 18% and 35%
•Increased Base Gross Profit Margin to 8.0%, compared to 6.9% in 2024
•Reported Net Income of $22.7 million, Adjusted Net Income of $39.0 million, & Adjusted EBITDA of $249.0 million
•Recorded annual bookings of $4.5 billion, a mix of 55% new awards and 45% MSA renewals
•Expanded backlog to $5.9 billion, a 59% increase year-over-year
•Completed full separation from former parent company
•Reduced Net Debt to Adjusted EBITDA to 2.5x as of year-end from 3.6x at year-end 2024

“2025 was a remarkable year for Centuri and the achievements are a direct result of the dedication and commitment of our employees. We took significant steps forward which position us well for future growth and value creation," said Centuri President & CEO Christian Brown. "We proved our ability to identify and secure growth opportunities, expanded our footprint and capabilities in Canada, delivered predictable earnings growth, improved base margins, and strengthened the balance sheet. Capital deployment trends across our end markets remain strong, as reflected by our substantial $13 billion opportunity pipeline. Our business development efforts and One Centuri approach are gaining traction, with our $5.9 billion year-end backlog and approximately $1.1 billion of 2026 year-to-date bookings forecasted to provide over 85% of the 2026 Base Revenue guidance at the mid-point."

“We believe that we can deliver sustained growth, underpinned by strong end-market fundamentals and our solid positioning, One Centuri approach, and ability to execute. We’ve established a differentiated position as a top tier growth company while staying within our core competencies and maintaining a low-risk profile through long-term MSA contracts with high quality utility customers, complemented by a diverse portfolio of bid projects. We are very well positioned heading into 2026 and we look forward to delivering for our stakeholders."

Management Commentary

Fourth quarter 2025 revenue increased by $141.5 million, or 19.7%, to $858.6 million, and Gross Profit was $80.5 million compared to $71.1 million in the prior year quarter. Revenue growth was broad-based across all segments, with Canadian Operations leading at 37% growth, followed by Union Electric at 22%, Non-Union Electric at 17%, and U.S. Gas at 16%. Net income attributable to common stock in the fourth quarter was $30.2 million compared to $10.3 million in the prior year. Net income attributable to common stock included an income tax benefit of $23.7 million related to deferred tax asset allocations from Centuri's former parent. Adjusted Net Income for the fourth quarter was $15.9 million, a 13.2% decrease from the same quarter last year. Adjusted EBITDA in the fourth quarter was $77.7 million compared to $70.7 million in the prior year quarter.

Base Revenue, Base Gross Profit, and Base Gross Profit Margin are non-GAAP measures that exclude the impact of storm restoration services, which are highly unpredictable. Base Revenue in the fourth quarter was $855.1 million versus $667.4 million in the prior year quarter, a 28% increase. Base Revenue growth was driven by higher work hours under MSA across segments and increased project activity, especially in the industrial and electrical substation infrastructure end-markets. Base Gross Profit was $79.6 million in the fourth quarter, a 50% increase from $53.2 million reported in the same quarter last year. Gross Profit Margin was 9.4% in the fourth quarter, while Base Gross Profit Margin increased to 9.3% in the fourth quarter from 8.0% in the year prior, driven primarily by strong performance in both Electric segments and the U.S. Gas segment.

Revenue for the year was $2,983 million, a 13% increase year-over-year and Base Revenue was $2,943 million, a 18% increase from 2024. Gross Profit was $247 million and Base Gross Profit was $234 million, representing year-over-year growth of 12% and 35%, respectively. Gross Profit Margin was 8.3% for the year, while Base Gross Profit Margin improved to 8.0% in 2025, up from 6.9% in 2024. Net income (loss) attributable to common stock in 2025 was $22.4 million compared to a loss of $6.7 million in 2024. Net income (loss) attributable to common stock for the year was also impacted by the aforementioned $23.7 million income tax benefit in the fourth quarter. Adjusted Net Income for the year was $39.0 million, a 48.7% increase from last year. Adjusted EBITDA for the year was $249.0 million compared to $238.2 million in the prior year.

Centuri's Net Debt to Adjusted EBITDA Ratio was 2.5x as of December 28, 2025, which compares to 3.6x as of December 29, 2024. During the fourth quarter, Centuri raised approximately $250.9 million of net proceeds through a primary equity offering and a concurrent private placement transaction. A portion of the net proceeds were used to fund the $58 million acquisition of Connect Atlantic Utility Services, with the remaining proceeds used for net debt reduction.

In 2025, Centuri initiated a balanced fleet funding plan with a long-term target of 50% buy and 50% lease. During the year, the Company invested $135 million in fleet assets with a funding mix of $55 million in operating leases, $38 million in sale leaseback agreements, and $42 million in net capital expenditures.

Commercial Update

During the fourth quarter of 2025, Centuri secured approximately $814 million in total bookings, bringing full year total bookings to $4.5 billion. The 2025 book-to-bill ratio was 1.5x, far exceeding the 1.1x target for the year. Bookings for the year included more than $1.5 billion of new bid awards, approximately $0.9 billion of new or growth MSA awards and nearly $2.1 billion of MSA renewals. For 2026, the Company is targeting a book-to-bill ratio of 1.1x to 1.2x.

As of year-end, Centuri had a backlog of approximately $5.9 billion, a 59% increase from a year ago, and the opportunity pipeline stood at $13 billion.
Full Year 2026 Financial Guidance

Base Revenue and Base Gross Profit do not include contributions from storm restoration services, which are unpredictable. While storm restoration services remain a key capability of the Company, management believes these non-GAAP measures are more suitable for evaluating fundamental business performance and for comparison purposes.

•Base Revenue of $3.15 to $3.45 billion
•Base Gross Profit of $255 to $285 million

Adjusted EBITDA and Adjusted Net Income are non-GAAP measures that include contributions from storm restoration services. Guidance for these measures and Revenue include estimated contributions from storm restoration services based on three-year (2023-2025) averages of $88 million of storm restoration services revenue and $28 million of storm restoration services gross profit.

•Revenue of $3.24 to $3.54 billion
•Adjusted EBITDA of $280 to $310 million
•Adjusted Net Income of $55 to $75 million

The Company also expects Net Capital Expenditures of $75 to $90 million in 2026.

Please review the year-end investor presentation for more information related to our full year 2026 Guidance and historical storm restoration services contributions.

Centuri Holdings, Inc. Supplemental Segment Data (In thousands, except percentages) (Unaudited)
Segment Results

Fiscal three months ended December 28, 2025 compared to the fiscal three months ended December 29, 2024

	Fiscal Three Months Ended				Change
(dollars in thousands)	December 28, 2025		December 29, 2024		$	%
Revenue:
U.S. Gas	$381,210	44.4%	$327,245	45.6%	$53,965	16.5%
Canadian Operations	77,860	9.1%	56,754	7.9%	21,106	37.2%
Union Electric	236,135	27.5%	193,785	27.0%	42,350	21.9%
Non-Union Electric	163,399	19.0%	139,294	19.5%	24,105	17.3%
Consolidated revenue	$858,604	100.0%	$717,078	100.0%	$141,526	19.7%
Gross profit:
U.S. Gas	$27,983	7.3%	$20,371	6.2%	$7,612	37.4%
Canadian Operations	13,044	16.8%	10,219	18.0%	2,825	27.6%
Union Electric	24,369	10.3%	19,127	9.9%	5,242	27.4%
Non-Union Electric	15,081	9.2%	21,379	15.3%	(6,298)	(29.5%)
Consolidated gross profit	$80,477	9.4%	$71,096	9.9%	$9,381	13.2%

Fiscal year ended December 28, 2025 compared to the fiscal year ended December 29, 2024

	Fiscal Year Ended				Change
(dollars in thousands)	December 28, 2025		December 29, 2024		$	%
Revenue:
U.S. Gas	$1,328,145	44.5%	$1,260,579	47.8%	$67,566	5.4%
Canadian Operations	246,908	8.3%	197,872	7.5%	49,036	24.8%
Union Electric	808,341	27.1%	693,513	26.3%	114,828	16.6%
Non-Union Electric	599,387	20.1%	485,265	18.4%	114,122	23.5%
Consolidated revenue	$2,982,781	100.0%	$2,637,229	100.0%	$345,552	13.1%
Gross profit:
U.S. Gas	$71,201	5.4%	$69,511	5.5%	$1,690	2.4%
Canadian Operations	45,826	18.6%	31,306	15.8%	14,520	46.4%
Union Electric	71,027	8.8%	58,002	8.4%	13,025	22.5%
Non-Union Electric	58,512	9.8%	61,853	12.7%	(3,341)	(5.4%)
Consolidated gross profit	$246,566	8.3%	$220,672	8.4%	$25,894	11.7%

Conference Call Information

Centuri will conduct a conference call today, Wednesday, February 25, 2026 at 10:00 AM ET / 8:00 AM MT to discuss its fourth quarter and full year 2025 financial results and other business highlights. The conference call will be webcast live on the Company's investor relations (IR) website at https://investor.centuri.com. The conference call can also be accessed via phone by dialing (800) 549-8228, or for international callers, (289) 819-1520. A supplemental investor presentation will also be available on the IR website prior to the start of the conference call. The earnings call will also be archived on the IR website and a replay of the call will be available by dialing (888) 660-6264 in the U.S., or (289) 819-1325 internationally and entering passcode 40988#. The replay dial-in feature will be made available one hour after the call’s conclusion and will be active for one month.

About Centuri

Centuri Holdings, Inc. is a strategic utility infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can often be identified by the use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. The specific forward-looking statements made herein include (without limitation) statements regarding sustaining our growth trajectory in 2026; our expectation that year-end 2025 backlog and 2026 year-to-date bookings will provide over 85% of our 2026 Base Revenue at the mid-point of guidance; our ability to execute a more balanced funding mix; our ability to achieve sustainable earnings growth and enhance organization integration; our expectations around the North American energy infrastructure industry and the market for bid project activity; our ability to achieve a book-to-bill ratio of 1.1x to 1.2x in 2026; and the number ranges presented in our Full Year 2026 Financial Guidance. A number of important risks, uncertainties and other factors affecting the business and financial results of Centuri could cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, capital market risks and the impact of general economic or industry conditions and those detailed from time to time in Centuri’s reports filed with the U.S. Securities and Exchange Commission, including Item 1A. Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025. The statements in this press release are (i) made as of the date of this press release, even if subsequently made available by Centuri on its website or otherwise, and (ii) based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Except to the extent required by applicable law, Centuri does not assume any obligation to update or revise the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Backlog

Backlog represents contracted revenue on existing bid agreements as well as estimates of revenue to be realized over the contractual life of existing long-term MSAs. The contractual life of an MSA is defined as the stated length of the contract including any renewal options stated in the contract that we believe our customers are reasonably certain to execute.

Book-to-bill Ratio

Book-to-bill ratio represents the ratio of total bookings in a period to total revenue recognized in the same period.

Opportunity Pipeline

Opportunity pipeline represents our current unweighted bids and opportunities tracked in our sales database.

Non-GAAP Financial Measures

We prepare and present our financial statements in accordance with GAAP. However, management believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings per Share, Net Debt to Adjusted EBITDA Ratio, Base Revenue, Base Gross Profit, Base Gross Profit Margin, and Free Cash Flow, all of which are measures not presented in accordance with GAAP, provide investors with additional useful information in evaluating our performance. We use these non-GAAP measures internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of these non-GAAP measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparisons of results. Management also believes that providing these non-GAAP measures helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters. Because these non-GAAP metrics, as defined, exclude some, but not all, items that affect comparable GAAP financial measures, these non-GAAP metrics may not be comparable to similarly titled measures of other companies. We are unable to provide reconciliations for forward-looking non-GAAP metrics without unreasonable efforts due to our inability to project non-recurring expenses and events.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for (i) non-cash stock-based compensation, (ii) acquisition costs, (iii) separation-related costs, (iv) strategic review costs, (v) severance costs, (vi) securitization facility transaction fees, (vii) other professional fees, and (viii) CEO transition costs. Adjusted EBITDA Margin is defined as the percentage derived from dividing Adjusted EBITDA by revenue. Management believes that EBITDA helps investors gain an understanding of the factors affecting our ongoing cash earnings from which capital investments are made and debt is serviced, and that Adjusted EBITDA provides additional insight by removing certain expenses that are non-recurring and/or non-operational in nature. Management believes that Adjusted EBITDA Margin is useful for the same reason as Adjusted EBITDA, and also provides an additional understanding of how Adjusted EBITDA is impacted by factors other than changes in revenue.

Net Debt to Adjusted EBITDA Ratio is calculated by dividing net debt as of the latest balance sheet date by the trailing twelve months of Adjusted EBITDA. Net debt is defined as the sum of all bank debt on the balance sheet and finance lease liabilities, net of cash. Management believes this ratio helps investors understand our leverage.

Adjusted Net Income is defined as net income (loss) adjusted for (i) separation-related costs, (ii) strategic review costs, (iii) severance costs, (iv) amortization of intangible assets, (v) securitization facility transaction fees, (vi) other professional fees, (vii) CEO transition costs, (viii) loss on debt modification and extinguishment, (ix) non-cash stock-based compensation, (x) tax asset allocation, (xi) acquisition costs, and (xii) the income tax impact of adjustments that are subject to tax, which is determined using the incremental statutory tax rates of the jurisdictions to which each adjustment relates for the respective periods. Management believes that Adjusted Net Income helps investors understand the profitability of our business when excluding certain expenses that are non-recurring and/or non-operational in nature. Adjusted Diluted Earnings per Share is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

Base Revenue is defined as revenue, net adjusted to exclude revenue attributable to storm restoration services. Base Gross Profit is defined as gross profit adjusted to exclude gross profit attributable to storm restoration services. Base Gross Profit Margin is calculated by dividing Base Gross Profit by Base Revenue. Revenue derived from storm restoration services varies from period to period due to the unpredictable nature of weather-related events, and when this type of work is performed, it typically generates a higher profit margin than base infrastructure services projects due to higher contractual hourly rates given the nature of services provided and improved operating efficiencies related to equipment utilization and absorption of fixed costs.

Free Cash Flow is defined as cash flow from operations less net capital expenditures. Net capital expenditures is defined as capital expenditures, net of proceeds from sale of property and equipment. We believe Free Cash Flow is a good indicator of how much cash is provided by or used in our operations after factoring in capital purchases.

Using EBITDA as a performance measure has material limitations as compared to net income (loss), or other financial measures as defined under GAAP, as it excludes certain recurring items, which may be meaningful to investors. EBITDA excludes interest expense net of interest income; however, as we have borrowed money to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and can affect our ability to generate revenue and returns for our stockholders. Further, EBITDA excludes depreciation and amortization; however, as we use capital and intangible assets to generate revenue, depreciation and amortization are necessary elements of our costs and ability to generate revenue. Finally, EBITDA excludes income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. As a result of these exclusions from EBITDA, any measure that excludes interest expense net of interest income, depreciation and amortization and income taxes has material limitations as compared to net income (loss). When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net income (loss) in each period, to allow for the comparison of the performance of the underlying core operations with the overall performance of the Company on a full-cost, after-tax basis.

As to certain of the items related to these non-GAAP metrics: (i) non-cash stock-based compensation varies from period to period due to changes in the estimated fair value of performance-based awards, forfeitures and amounts granted; (ii) separation-related costs represent expenses incurred post-Centuri IPO in connection with the separation and stand up of Centuri as its own public company, including costs incurred in association with Southwest Gas Holdings’ sale of its holdings of our common stock and costs incurred in connection with the establishment of Centuri’s Unutilized Tax Assets Settlement Agreement with Southwest Gas Holdings and under other separation-related agreements, which are not reflective of our ongoing operations and will not recur following the full separation from Southwest Gas Holdings; (iii) strategic review costs represent expenses incurred during the Centuri IPO and related costs incurred to establish Centuri as a public company leading up to the IPO; (iv) severance costs relate to non-recurring restructuring activities; (v) securitization facility transaction fees represent legal and other professional fees incurred to establish our Securitization Facility; (vi) CEO transition costs represent incremental costs incurred to find and hire a replacement CEO; (vii) other professional fees are non-recurring costs associated with certain one-time events; (viii) loss on debt modification and extinguishment represents non-recurring professional fees expensed as part of our credit facility refinance as well as the non-cash write-off of unamortized debt issuance costs associated with debt extinguishments, (ix) acquisition costs vary from period to period depending on the level of our acquisition activity, and (x) tax asset allocation reflects true-ups to our estimated allocation of tax assets based on Southwest Gas Holdings’ revised estimates of pre-tax income by jurisdiction (as discussed in more detail below).
As of September 5, 2025, Southwest Gas Holdings, Inc. ("Southwest Gas Holdings") no longer holds any ownership interest in Centuri, and as a result, Centuri is no longer eligible for inclusion in their U.S. federal and state income tax returns. In accordance with our agreements with Southwest Gas Holdings, we were allocated estimated deferred tax assets (primarily net operating losses) in the second and third quarters of 2025. Because we were a subsidiary of Southwest Gas Holdings during these periods, the allocation of deferred tax assets impacted equity on our balance sheet rather than income tax provision on our statement of operations.

In the fourth quarter, subsequent to our full separation from Southwest Gas Holdings, a change in Southwest Gas Holdings’ estimate of 2025 taxable income resulted in a $23.7 million increase in the estimate of deferred tax assets allocable to Centuri, which was recognized as an income tax benefit in our consolidated statement of operations due to us no longer being a subsidiary of Southwest Gas Holdings.

The most comparable GAAP financial measure and information reconciling the GAAP and non-GAAP financial measures are set forth below.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

The most comparable GAAP financial measure and information reconciling the GAAP and non-GAAP financial measures are set forth below.

	Fiscal Three Months Ended		Fiscal Year Ended
(dollars in thousands)	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Net income (loss)	$30,381	$10,331	$22,650	$(6,822)
Interest expense, net	16,114	19,862	78,428	90,515
Income tax (benefit) expense	(9,036)	2,943	(8,063)	3,466
Depreciation expense	28,611	26,782	111,512	108,703
Amortization of intangible assets	7,247	6,651	27,281	26,642
EBITDA	73,317	66,569	231,808	222,504
Non-cash stock-based compensation	2,186	1,421	8,079	2,231
Acquisition costs	2,231	—	2,231	—
Separation-related costs	—	—	5,518	—
Strategic review costs	—	—	—	2,010
Severance costs	—	840	—	8,028
Securitization facility transaction fees	—	—	—	1,393
Other professional fees	—	—	1,379	—
CEO transition costs	—	1,827	—	2,060
Adjusted EBITDA	$77,734	$70,657	$249,015	$238,226
Adjusted EBITDA Margin (% of revenue)	9.1%	9.9%	8.3%	9.0%

	Fiscal Three Months Ended		Fiscal Year Ended
(dollars in thousands)	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Net income (loss)	$30,381	$10,331	$22,650	$(6,822)
Separation-related costs	—	—	5,518	—
Strategic review costs	—	—	—	2,010
Severance costs	—	840	—	8,028
Amortization of intangible assets	7,247	6,651	27,281	26,642
Securitization facility transaction fees	—	—	—	1,393
Other professional fees	—	—	1,379	—
CEO transition costs	—	1,827	—	2,060
Loss on debt modification and extinguishment	—	—	8,240	1,726
Non-cash stock-based compensation	2,186	1,421	8,079	2,231
Tax asset allocation (1)	(23,738)	—	(23,738)	—
Acquisition costs	2,231	—	2,231	—
Income tax impact of adjustments(2)	(2,358)	(2,686)	(12,625)	(11,025)
Adjusted Net Income	$15,949	$18,384	$39,015	$26,243
(1)Refer to "Non-GAAP Financial Measures" for additional discussion.
(2)Calculated based on a blended statutory tax rate of 25% applied to adjustments except for tax asset allocation and acquisition costs, as these items generally do not impact taxable income.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Three Months Ended		Fiscal Year Ended
(dollars per share)	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Diluted earnings (loss) per share attributable to common stock	$0.32	$0.12	$0.25	$(0.08)
Separation-related costs	—	—	0.06	—
Strategic review costs	—	—	—	0.02
Severance costs	—	0.01	—	0.10
Securitization transaction fees	—	—	—	0.02
Other professional fees	—	—	0.02	—
CEO transition costs	—	0.02	—	0.02
Loss on debt modification and extinguishment	—	—	0.09	0.02
Amortization of intangible assets	0.08	0.07	0.30	0.32
Non-cash stock-based compensation	0.02	0.02	0.09	0.03
Tax asset allocation	(0.25)	—	(0.26)	—
Acquisition costs	0.02	—	0.02	—
Income tax impact of adjustments	(0.02)	(0.03)	(0.14)	(0.13)
Adjusted Diluted Earnings per Share	$0.17	$0.21	$0.43	$0.32

(dollars in thousands, except Net Debt to Adjusted EBITDA Ratio)	December 28, 2025	December 29, 2024
Debt
Current portion of long-term debt	$29,543	$30,018
Current portion of finance lease liabilities	7,459	9,331
Long-term debt, net of current portion	616,871	730,330
Line of credit	91,201	113,533
Finance lease liabilities, net of current portion	9,150	15,009
Total debt	$754,224	$898,221
Less: Cash and cash equivalents	(126,630)	(49,019)
Net debt	$627,594	$849,202

Trailing twelve month Adjusted EBITDA	$249,015	$238,226
Net Debt to Adjusted EBITDA Ratio (1)	2.5	3.6
(1)This Net Debt to Adjusted EBITDA Ratio may differ slightly from the net leverage ratio calculated for the purposes of the revolving credit facility.

	Fiscal Three Months Ended		Fiscal Year Ended
(dollars in thousands)	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Total revenue, net	$858,604	$717,078	$2,982,781	$2,637,229
Less: Storm restoration services revenue	(3,537)	(49,709)	(40,197)	(136,729)
Base Revenue	$855,067	$667,369	$2,942,584	$2,500,500

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Three Months Ended		Fiscal Year Ended
(dollars in thousands)	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Gross profit	$80,477	$71,096	$246,566	$220,672
Less: Storm restoration services gross profit	(906)	(17,882)	(12,251)	(47,522)
Base Gross Profit	$79,571	$53,214	$234,315	$173,150
Base Gross Profit Margin	9.3%	8.0%	8.0%	6.9%

	Fiscal Three Months Ended		Fiscal Year Ended
(dollars in thousands)	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Net cash flow provided by operating activities	$83,890	$60,998	$78,121	$158,230
Less: net capital expenditures:
Capital expenditures	(17,587)	(33,240)	(86,325)	(99,333)
Proceeds from sale of property and equipment	39,376	3,156	43,953	9,958
Net capital expenditures	21,789	(30,084)	(42,372)	(89,375)
Free cash flow	$105,679	$30,914	$35,749	$68,855

Centuri Holdings, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share information) (Unaudited)

	Fiscal Three Months Ended		Fiscal Year Ended
	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Revenue	$833,041	$689,434	$2,885,193	$2,530,394
Revenue, related party - former parent	25,563	27,644	97,588	106,835
Total revenue, net	858,604	717,078	2,982,781	2,637,229
Cost of revenue (including depreciation)	753,902	620,385	2,645,244	2,319,744
Cost of revenue, related party - former parent (including depreciation)	24,225	25,597	90,971	96,813
Total cost of revenue	778,127	645,982	2,736,215	2,416,557
Gross profit	80,477	71,096	246,566	220,672
Selling, general and administrative expenses	36,170	30,786	126,464	107,247
Amortization of intangible assets	7,247	6,651	27,281	26,642
Operating income	37,060	33,659	92,821	86,783
Interest expense, net	16,114	19,862	78,428	90,515
Other (income) expense, net	(399)	523	(194)	(376)
Income (loss) before income taxes	21,345	13,274	14,587	(3,356)
Income tax (benefit) expense	(9,036)	2,943	(8,063)	3,466
Net income (loss)	30,381	10,331	22,650	(6,822)
Net income (loss) attributable to noncontrolling interests	201	32	255	(98)
Net income (loss) attributable to common stock	$30,180	$10,299	$22,395	$(6,724)

Earnings (loss) per share attributable to common stock:
Basic	$0.32	$0.12	$0.25	$(0.08)
Diluted	$0.32	$0.12	$0.25	$(0.08)
Shares used in computing earnings per share:
Weighted average basic shares outstanding	94,247	88,518	90,000	83,286
Weighted average diluted shares outstanding	94,697	88,609	90,295	83,286

Centuri Holdings, Inc. Condensed Consolidated Balance Sheets (In thousands, except share information) (Unaudited)

	December 28, 2025	December 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$126,630	$49,019
Accounts receivable, net	302,813	271,793
Accounts receivable, related party - former parent, net	11,852	9,648
Contract assets	394,469	235,546
Contract assets, related party - former parent	657	2,623
Prepaid expenses and other current assets	44,954	32,755
Total current assets	881,375	601,384
Property and equipment, net	466,842	511,314
Intangible assets, net	343,243	340,901
Goodwill, net	395,671	368,302
Right-of-use assets under finance leases	24,446	33,790
Right-of-use assets under operating leases	176,449	104,139
Other assets	119,680	114,560
Total assets	$2,407,706	$2,074,390
LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Current portion of long-term debt	$29,543	$30,018
Current portion of finance lease liabilities	7,459	9,331
Current portion of operating lease liabilities	30,345	18,695
Accounts payable	193,572	125,726
Accrued expenses and other current liabilities	184,964	173,584
Contract liabilities	50,510	24,975
Total current liabilities	496,393	382,329
Long-term debt, net of current portion	616,871	730,330
Line of credit	91,201	113,533
Finance lease liabilities, net of current portion	9,150	15,009
Operating lease liabilities, net of current portion	153,540	91,739
Deferred income taxes	78,365	115,114
Other long-term liabilities	83,793	66,115
Total liabilities	1,529,313	1,514,169
Temporary equity:
Redeemable noncontrolling interests	5,424	4,669
Equity:
Common stock, $0.01 par value, 850,000,000 shares authorized, 100,724,862 and 88,517,521 shares issued and outstanding at December 28, 2025 and December 29, 2024, respectively.	1,007	885
Additional paid-in capital	1,007,746	718,598
Accumulated other comprehensive loss	(7,373)	(13,209)
Accumulated deficit	(128,411)	(150,722)
Total equity	872,969	555,552
Total liabilities, temporary equity and equity	$2,407,706	$2,074,390

Centuri Holdings, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Fiscal Year Ended
	December 28, 2025	December 29, 2024
Net cash provided by operating activities	$78,121	$158,230
Cash flows from investing activities:
Capital expenditures	(86,325)	(99,333)
Proceeds from sale of property and equipment	43,953	9,958
Acquisition of business, net of cash acquired	(45,832)	—
Net cash used in investing activities	(88,204)	(89,375)
Cash flows from financing activities:
Proceeds from public offerings and private placements, net of offering costs paid	250,923	327,667
Proceeds from line of credit borrowings	220,244	353,769
Payment of line of credit borrowings	(246,659)	(310,740)
Proceeds from long-term debt borrowings, net	242,936	—
Principal payments on long-term debt	(364,680)	(318,668)
Principal payments on finance lease liabilities	(9,418)	(11,293)
Redemption of redeemable noncontrolling interest	—	(92,916)
Payment of debt issuance costs	(3,214)	—
Other	(1,374)	(438)
Net cash provided by (used in) financing activities	88,758	(52,619)
Effects of foreign exchange translation	365	(624)
Net increase in cash and cash equivalents	79,040	15,612
Cash, cash equivalents, and restricted cash, beginning of period	49,019	33,407
Cash, cash equivalents, and restricted cash, end of period	$128,059	$49,019